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                                                                      Exhibit 11


                      COMPUTATION OF NET INCOME PER COMMON SHARE


                                         THREE MONTHS ENDED  NINE MONTHS ENDED
                                            SEPTEMBER 30,      SEPTEMBER 30,
                                            1997    1996       1997    1996
                                        ----------------------------------------
                                        (In thousands, except per share amounts)

Net income. . . . . . . . . . . . . . . .    $2,195  $2,545     $6,510  $7,401

Weighted average common shares (1, 2, 3).     3,825   3,916      3,822   3,935

Net income per common share (3) . . . . .    $ 0.57  $ 0.65     $ 1.70  $ 1.88

(1) Outstanding common stock equivalents (stock options) did not have a significant dilutive effect on the per share data for any of the periods presented.

(2)  Net of treasury stock.

(3)  The 1996 amounts were adjusted for the three-for-two stock split completed
     in December 1996.  See   note 2 to the consolidated interim financial
     statements.